Exhibit 99-1
Marathon Oil Corporation Reports First Quarter 2013 Results

HOUSTON, May. 7, 2013 - Marathon Oil Corporation (NYSE:MRO) today reported first quarter 2013 net income of $383 million, or $0.54 per diluted share, compared to net income in the fourth quarter of 2012 of $322 million, or $0.45 per diluted share. For the first quarter of 2013, adjusted net income was $361 million, or $0.51 per diluted share, compared to adjusted net income of $388 million, or $0.55 per diluted share, for the fourth quarter of 2012.

	Three Months Ended
	Mar. 31	Dec. 31
(In millions, except per diluted share data)	2013	2012
Adjusted net income (a)	$361	$388
Adjustments for special items (net of taxes):
Unrealized gain (loss) on crude oil derivative instruments	(32)	5
Impairments	(10)	(64)
Net gain on dispositions	64	—
Pension settlement	—	(7)
Net income	$383	$322
Adjusted net income - per diluted share (a)	$0.51	$0.55
Net income - per diluted share	$0.54	$0.45
Revenues and other income	$4,106	$4,237
Weighted average shares - diluted	712	711
Exploration expenses
Unproved property impairments	$383	$78
Dry well costs	21	92
Geological and geophysical	27	32
Other	34	33
Total exploration expenses	$465	$235
Cash flow
Cash flow from operations before changes in working capital (b)	$1,601	$1,146
Changes in working capital	(73)	59
Cash flow from operations	$1,528	$1,205
(a)   Adjusted net income is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of adjusted net income.
(b)   Cash flow from operations before changes in working capital is a non-GAAP financial measure and should not be considered a substitute for cash flow from operations as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of cash flow from operations before changes in working capital.
“Marathon Oil's first quarter performance was highlighted by continued growth in production available for sale, up 4 percent over the prior quarter and 19 percent over the first quarter of 2012, excluding Libya and Alaska, largely driven by our U.S. resource plays,” said Clarence P. Cazalot, Jr., Marathon Oil's chairman, president and CEO. “Net sales volumes, excluding Libya, grew 3 percent over the previous quarter to 485,000 barrels of oil equivalent per day (boed). These higher sales volumes, along with improved cash production costs per barrel of oil equivalent and higher crude oil and condensate realizations in North America, led to a 40 percent increase in cash flow from operations before changes in working capital for the quarter.

“Our strong operational performance was a result of high levels of reliability in our base business along with continued growth in our Eagle Ford and Bakken shale plays. Average net daily production rose approximately 22 percent in the Eagle Ford and nearly 6 percent in the Bakken when compared to the fourth quarter. As a result of continued strong performance, we have increased our Bakken guidance for 2013 to approximately 40,000 net boed, 14 percent higher than our original guidance, and we continue to see higher crude oil realizations in the Bakken driven by our increased utilization of available rail capacity. Production from our lower 48 onshore operations was 72 percent liquids for the first quarter.

“During the quarter we recognized the non-cash impairment of certain unproved leases in the Eagle Ford that either expired or that we do not expect to drill or extend, reducing earnings $340 million pre-tax or $218 million after-tax. These properties are primarily located in Bee, Dewitt, Lavaca and Wilson counties, and we expect the relinquishment of this acreage to have minimal to no impact on the number of wells we expect to drill or our level of resource.

“Our refocused exploration and appraisal program is well under way, marked by the successful Shenandoah appraisal well drilled in the Gulf of Mexico during the quarter. We're currently drilling or participating in eight exploration or appraisal wells and expect to evaluate the potential of this program over the next 12 months.

“Backed by our continued strong operational results, we are raising our production growth target for 2013 (excluding Libya and Alaska) to 7 to 10 percent compared to 2012 from our previous guidance of 6 to 8 percent. We also remain confident in our ability to grow production (excluding Alaska and any future acquisitions and divestitures) at a 5 to 7 percent compound annual rate from 2012 to 2017, delivering significant value to shareholders,” Cazalot added.

Segment Changes
Beginning in 2013, Marathon Oil changed its reportable segments to reflect the growing importance of United States unconventional resource plays to its business. All periods presented have been recast in this new segment view.

The Company has three reportable operating segments, each of which is organized and managed based primarily upon geographic location and the nature of the products and services it offers. The three segments are as follows:

•	North America Exploration and Production (E&P) - explores for, produces and markets liquid hydrocarbons and natural gas in North America.

•
International E&P - explores for, produces and markets liquid hydrocarbons and natural gas outside of North America and produces and markets products manufactured from natural gas, such as liquefied natural gas (LNG) and methanol in Equatorial Guinea.

•	Oil Sands Mining - mines, extracts and transports bitumen from oil sands deposits in Alberta, Canada, and upgrades the bitumen to produce and market synthetic crude oil and vacuum gas oil.

Sales and Production Volumes
Total Company sales volumes (excluding Libya) during the first quarter of 2013 averaged 485,000 net boed, a 3 percent increase compared to 471,000 net boed for the fourth quarter of 2012. This increase was driven by the timing of

International E&P liftings, first sales from Angola Block 31 and increased production from the Company's U.S. resource plays, partially offset by the disposition of the Company's Alaska assets during the first quarter of 2013.

	Three Months Ended
	Mar. 31	Dec. 31
(mboed)	2013	2012
Net Sales Volumes
North America E&P excluding Alaska	193	183
Alaska	5	17
International E&P excluding Libya (a)	236	223
Oil Sands Mining (b)	51	48
Total excluding Libya	485	471
Libya	38	64
Total	523	535
(a) Libya is excluded because of uncertainty around sustained production and sales levels.
(b)  Includes blendstocks.

	Three Months Ended		Guidance (a)
	Mar. 31	Dec. 31	Q2
(mboed)	2013	2012	2013
Net Production Available for Sale
North America E&P excluding Alaska	193	183	198-204
Alaska	5	15
International E&P excluding Libya (b)	229	222	205-216
Oil Sands Mining (c)	44	43	40-44
Total excluding Libya	471	463
Libya	46	42
Total	517	505
(a) This guidance excludes the effect of acquisitions or dispositions not previously announced.
(b) Libya is excluded because of uncertainty around sustained production and sales levels.
(c) Upgraded bitumen excluding blendstocks.
Production available for sale from all segments for the first quarter of 2013 averaged 471,000 net boed (excluding Libya), compared to the fourth quarter 2012 average of 463,000 net boed. Production available for sale of 427,000 net boed for the North America E&P and International E&P segments combined (excluding Libya) was at the upper end of the Company's guidance for the quarter (415,000 to 430,000 net boed). The OSM segment had net production in the quarter of 44,000 barrels per day (bbld) (excluding blendstocks) and exceeded the Company's previous guidance of 37,000 to 42,000 bbld.

North America E&P production available for sale in the first quarter of 2013 and the fourth quarter of 2012 both averaged 198,000 net boed. Excluding Alaska production (5,000 boed in the first quarter of 2013 and 15,000 boed in the fourth quarter of 2012), North America E&P production available for sale grew 5 percent.

International E&P production available for sale for the first quarter of 2013 averaged 229,000 net boed (excluding Libya), which was 3 percent higher than the fourth quarter 2012 average of 222,000 net boed. The first quarter of 2013 included a full quarter of production from Angola Block 31.

As per the table above, production available for sale in the second quarter of 2013 is expected to be lower than the first quarter. This anticipated decrease is a result of a planned turnaround in Equatorial Guinea, the disposition of the

Company's Alaska assets and anticipated field declines in Norway. Full year 2013 guidance for production available for sale from the North America E&P and International E&P segments combined has been revised upward to a range of 405,000 to 425,000 net boed (excluding Libya), a 2 percent increase from previous guidance at the midpoint.

The difference between production volumes available for sale and recorded sales volumes was primarily due to the timing of International E&P liftings.

Segment Results
Total segment income was $432 million in the first quarter of 2013, compared to $564 million in the fourth quarter of 2012.

	Three Months Ended
	Mar. 31	Dec. 31
(In millions)	2013	2012
Segment Income (Loss)
North America E&P	$(59)	$101
International E&P	453	446
Oil Sands Mining	38	17
Segment Income (a)	$432	$564
(a)    See Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.
North America E&P
The North America E&P segment reported a loss of $59 million in the first quarter of 2013, compared to income of $101 million in the fourth quarter of 2012. The decrease was primarily the result of unproved property impairments and lower natural gas prices and volumes largely driven by the disposition of the Company's assets in Alaska. This was partially offset by higher liquid hydrocarbon sales volumes and realized prices.

First quarter 2013 exploration expenses included approximately $340 million related to the unproved property impairments associated with the Eagle Ford shale previously discussed. These properties are primarily located in Bee, Dewitt, Lavaca and Wilson counties, and the Company expects the relinquishment of this acreage to have minimal to no impact on the number of wells it expects to drill or its level of resource.

EAGLE FORD: Marathon Oil's average net production in the Eagle Ford shale grew approximately 22 percent from the fourth quarter of 2012 to approximately 72,000 boed in the first quarter. Approximately 64 percent of first quarter production was crude oil/condensate, 17 percent was natural gas liquids (NGLs) and 19 percent was natural gas. For the month of April, the Company estimates average production was approximately 76,000 net boed. During the first quarter, Marathon Oil reached total depth on 76 gross Company operated wells and brought 68 gross operated wells to sales. Marathon Oil has continued to advance its drilling performance in the Eagle Ford, improving its spud-to-spud performance 36 percent from the first quarter of 2012 (28 days) to the first quarter of 2013 (18 days). The Company expects the spud-to-spud time to continue dropping during 2013 as additional efficiencies are gained from pad drilling.

Marathon Oil continues to build infrastructure to support production growth across the Eagle Ford operating area. Approximately 148 miles of gathering lines were installed in the first quarter of 2013, while five new central gathering and treating facilities were commissioned, with two additional facilities in various stages of planning or construction. The Company currently transports approximately 65 percent of its crude/condensate by pipeline, with additional contract negotiations and facility designs under way that are expected to push that figure to 75 percent by the end of May. The ability to transport more barrels by pipeline enables the Company to reduce costs, improve reliability and lessen its environmental footprint.

The Company is confident the core acreage position will be developed on a maximum of 80-acre spacings and continues to evaluate the potential of downspacing to 40- and 60-acre units. Marathon Oil has begun drilling wells in the Austin Chalk and Pearsall formations to further test the resource potential of these other horizons. The results to-date of the downspacing pilots have been in line with its expectations, and the Company anticipates releasing more definitive results of the downspacing pilots and additional formation testing in the second half of this year.

BAKKEN: Marathon Oil averaged production of approximately 37,000 net boed during the first quarter compared to 35,000 net boed in the previous quarter. For the month of April, the Company estimates average production was approximately 38,000 net boed. The Company reached total depth on 18 gross wells during the first quarter and brought 22 gross wells to sales. In the first quarter Marathon Oil's average time to drill a well was 25 days spud-to-spud, a top-quartile performance in the areas in which Marathon Oil operates. Marathon Oil's Bakken production averages approximately 90 percent crude oil, 5 percent NGLs and 5 percent natural gas. The Company has increased its guidance for the Bakken for full-year 2013 to approximately 40,000 net boed, a 14 percent increase over the original guidance.

OKLAHOMA RESOURCE BASINS: The Company's unconventional production averaged 13,000 net boed during the first quarter compared to 10,000 net boed in the previous quarter. During the first quarter, four gross wells were brought to sales. Marathon Oil anticipates drilling two wells each in the Mississippi Lime and Granite Wash formations during 2013.

GULF OF MEXICO: In March, Marathon Oil announced that the outside-operated Shenandoah appraisal well in the deepwater Gulf of Mexico encountered more than 1,000 net feet of oil pay in multiple high-quality Lower Tertiary-aged reservoirs. The well is located on Walker Ridge Block 51, in which Marathon Oil holds a 10 percent working interest.

The Company is currently participating in an appraisal well on the Gunflint prospect on Mississippi Canyon Block 992, in which it holds an 18 percent outside-operated working interest. After penetrating the initial appraisal targets, the well is being deepened to a previously untested Lower Miocene interval with a projected total depth of 32,835 feet.

In March, the Company submitted the apparent high bids totaling approximately $33 million for a 100 percent working interest in two blocks in the Central Gulf of Mexico Lease Sale 227: Keathley Canyon Block 340 on the Colonial prospect and Keathley Canyon Block 153, an extension to the Meteor prospect on the Company's existing Keathley Canyon Block 196 lease. Keathley Canyon blocks 340 and 153 are both inboard-Paleogene prospects.

International E&P
International E&P segment income totaled $453 million in the first quarter of 2013, relatively unchanged from $446 million in the fourth quarter of 2012.

ANGOLA: During the first quarter, production available for sale averaged 6,000 net boed while sales averaged 9,000 net boed from the Block 31 deepwater PSVM development, in which Marathon Oil holds a 10 percent non-operated working interest.

EQUATORIAL GUINEA: Continued strong operational performance, with availability of nearly 98 percent, bolstered production during the first quarter of 2013. Net production available for sale averaged approximately 110,000 boed in the first quarter, roughly flat compared to the fourth quarter of 2012. A 30-day planned turnaround commenced April 1 and was safely completed eight days ahead of schedule and below budget. The Alba Field, associated gas plant and LNG facility each resumed full production on April 22, 2013.

NORWAY: The production decline that Marathon Oil has projected and disclosed for several years in the Alvheim area continues to be less severe than expected. Net production available for sale averaged 86,500 boed for the first quarter, slightly lower than the 88,500 boed produced in the fourth quarter of 2012. The better-than-expected results were achieved through continued strong operational performance that delivered availability of 97 percent; reservoir and well performance at the upper end of expectations, resulting primarily from a delay in anticipated water breakthrough at the Volund field; and sustained contributions from the recently completed development drilling program.

Also, the Darwin (formerly Veslemoy) exploration well in the Barents Sea was drilled in the first quarter of 2013 on PL 531, in which the Company holds a 10 percent non-operated fully carried working interest, to a total depth of 8,300 feet. Gas shows were recorded in the Paleocene objective section, although no hydrocarbons were found in the Cretaceous section and the well has been plugged and abandoned. Drilling is expected to commence in the third quarter of 2013 on the Sverdrup exploration well on PL 330 in the Norwegian Sea, in which the Company holds a 30 percent non-operated working interest.

KURDISTAN REGION OF IRAQ: The Company spud the Mirawa exploration well on its operated Harir Block in March and the Safen exploration well on its operated Safen Block in April. The Mirawa well is expected to reach total depth in July and the Safen well is expected to reach total depth in August, with testing programs to follow on each well. Projected total depths for the Mirawa and Safen exploration wells are 12,800 feet and 10,350 feet, respectively. Marathon Oil holds a 45 percent working interest in each block.

Additionally, following the successful appraisal program on the outside-operated Atrush Block, a Declaration of Commerciality was filed with the Ministry of Natural Resources, and a Plan of Development is anticipated to be filed in May 2013. The Atrush-3 appraisal well was spud in March. On the outside-operated Sarsang Block, two exploration wells, Mangesh and Gara, were spud in the second half of 2012 and are expected to reach total depth during May, with testing programs to follow on each well. Also on the Sarsang Block, the East Swara Tika exploration well is expected to be spud late in the second quarter or early in the third quarter of 2013 and will test additional resource potential to the northeast of the previously announced Swara Tika discovery. Marathon Oil holds a 15 percent working interest in the Atrush Block and a 25 percent working interest in the Sarsang Block.

ETHIOPIA: The Sabisa-1 exploration well on the onshore South Omo Block has been drilled to a total depth of approximately 6,000 feet and recorded hydrocarbon indications in sands beneath a thick claystone top seal. Hole instability issues have required the drilling of a sidetrack to comprehensively log and sample zones of interest. Results from the sidetrack are expected in early June. Marathon Oil holds a 20 percent non-operated working interest in the South Omo Block.

GABON: Exploration drilling began in April on the Diaman No. 1 well in the Diaba License G4-223, offshore Gabon, to test the deepwater presalt play. Drilling is expected to reach the projected total depth of 18,300 feet in the third quarter. Marathon Oil holds a 21.25 percent non-operated working interest in the Diaba License.

POLAND: After an extensive evaluation of the Company's exploration activities in Poland and unsuccessful attempts to find commercial levels of hydrocarbons, Marathon Oil has elected to conclude operations in the country. The Company is evaluating disposition options for its concessions, which had a net book value at March 31, 2013, of $12 million.

Oil Sands Mining (OSM)
The OSM segment reported income of $38 million for the first quarter of 2013, compared to $17 million in the fourth quarter of 2012. The mines and upgrader experienced significantly improved reliability. Primarily because of the reliability improvements, combined production from the Jack Pine and Muskeg River mines set a record bitumen production rate in the first quarter. In addition, the upgrader availability was 100 percent for the first quarter, allowing the facility to maximize production of lighter synthetic crudes, which improved realizations and profit margins.

First quarter 2013 operating costs were higher than the fourth quarter of 2012 because of seasonal activity such as overburden removal and infield drilling; however, because of higher production resulting from improved reliability, operating costs per barrel decreased in the first quarter of 2013. Marathon Oil expects second quarter operating costs to be essentially flat compared to the first quarter because of turnaround activities at the upgrader in the second quarter. The Company expects cost improvements on both an absolute and per barrel basis in the third and fourth quarters of 2013 as a result of seasonal impacts and cost savings initiatives.

Corporate and Other
Marathon Oil changed the presentation of its consolidated statements of income, primarily to present additional details of revenues and expenses and to classify certain expenses more consistently with the peer group of independent exploration and production companies. As a result of these classification changes, more costs will be presented as general and administrative expenses in prior and future periods, primarily certain costs associated with operations support and operations management. Offsetting reductions will be reflected in production, other operating and exploration expenses and taxes other than income taxes. For the first and fourth quarters of 2012, $39 million and $38 million of such costs were reclassified, respectively.

The Company continues to progress the potential sale of assets in an ongoing effort to optimize its portfolio for profitable growth. In April 2013, Marathon Oil reached an agreement to sell its interests in the DJ Basin. The transaction is expected to close in mid-2013 and a second quarter loss of approximately $115 million is anticipated on this disposition.

As previously announced, Marathon Oil anticipates divestitures of $1.5 billion to $3 billion over the period of 2011 through 2013. As of May 6, 2013, the Company has agreed upon or closed on approximately $1.3 billion in divestitures.

Special Items
In the first quarter of 2013, Marathon Oil recorded a net gain of $64 million after-tax ($101 million pre-tax) on three asset dispositions: a gain of $29 million after-tax ($46 million pre-tax) on the sale of its assets in Alaska; a loss of $28 million after-tax ($43 million pre-tax) on the conveyance of its interest in the Marcellus natural gas shale play; and a gain of $63 million after-tax ($98 million pre-tax) on the sale of its interest in the Neptune gas plant.
In August 2012, Marathon Oil entered into crude oil derivative instruments related to a portion of its forecast North America E&P crude oil sales. For the first quarter of 2013, an after-tax unrealized loss of $32 million ($50 million pre-tax) was recorded related to these crude oil derivative instruments.
In the first quarter of 2013, as a result of the Company's decision to wind down operations in the Powder River Basin due to poor economics, an after-tax impairment of $10 million ($15 million pre-tax) was recorded.

The Company will conduct a conference call and webcast on Wednesday, May 8 at 9:00 a.m. EDT, during which it will discuss first quarter 2013 results and will include forward-looking information. To listen to the webcast of the conference call and view the slides, visit the Marathon Oil website at http://www.marathonoil.com. Replays of the webcast will be available through June 8. Financial and operational information will also be provided via the Quarterly Investor Packet available on Marathon Oil's website at http://ir.marathonoil.com and on the Company's app available for mobile devices. The webcast slides and Quarterly Investor Packet will be posted to the Company's website and to its mobile app as soon as practical after the earnings release is issued

# # #

In addition to net income determined in accordance with generally accepted accounting principles, Marathon Oil has provided supplementally “adjusted net income,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations. A reconciliation between GAAP net income and “adjusted net income” is provided in a table on page 1 of this release. “Adjusted net income” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “adjusted net income” to evaluate Marathon Oil's financial performance between periods. Management also uses “adjusted net income” to compare Marathon Oil's performance to certain competitors.

In addition to cash flow from operations determined in accordance with GAAP, Marathon Oil has provided supplementally "cash flow from operations before changes in working capital," a non-GAAP financial measure, which management believes demonstrates the Company's ability to internally fund capital expenditures, pay dividends and service debt. A reconciliation between GAAP cash flow from operations and "cash flow from operations before changes in working capital" is provided in a table on page 1 of this release. "Cash flow from operations before changes in working capital" should not be considered a substitute for cash flow from operations as reported in accordance with GAAP. Management, as well as certain investors, uses "cash flow from operations before changes in working capital" to evaluate Marathon Oil's financial performance between periods. Management also uses "cash flow from operations before changes in working capital" to compare Marathon Oil's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the Company's worldwide liquid hydrocarbon, natural gas and synthetic crude oil production, production forecasts for the Bakken resource play, exploration drilling activity in the Gulf of Mexico, Oklahoma Resource Basins, Ethiopia, Gabon, the Kurdistan Region of Iraq and Norway, planned infrastructure improvements in the Eagle Ford operating area, plans to exit Poland, the filing of a Plan of Development for the Atrush Block, the timing of closing the sale of the Company's interests in the DJ Basin, 2013 operating costs and projected asset dispositions through 2013. The average times to drill a well referenced in the release may not be indicative of future drilling times. The current production rates referenced in this release may not be indicative of future production rates. Factors that could potentially affect the timing and levels of the Company's worldwide liquid hydrocarbon, natural gas and synthetic crude oil production, production forecasts for the Bakken resource play, exploration drilling activity in the Gulf of Mexico, Oklahoma Resource Basins, Ethiopia, Gabon, the Kurdistan Region of Iraq and Norway include pricing, supply and demand for liquid hydrocarbons and natural gas, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. The planned infrastructure improvements in the Eagle Ford could be affected by the inability to obtain or delay in obtaining necessary government and third-party approvals and permits. Plans to exit Poland, the timing of filing the Plan of Development for the Atrush Block, 2013 operating costs and the projected asset dispositions are based on current expectations, good faith estimates and projections and are not guarantees of future performance. The timing of closing the sale of the Company's interests in the DJ Basin is subject to the satisfaction of customary closing conditions. Actual results may differ materially from these expectations, estimates and projections and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and difficult to predict. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent Forms 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
Lee Warren: 713-296-4103
John Porretto: 713-296-4102

Investor Relations Contacts:
Howard Thill: 713-296-4140
Chris Phillips: 713-296-3213

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(In millions, except per share data)	2013	2012	2012
Revenues and other income:
Sales and other operating revenues, including related party	$3,440	$3,644	$2,954
Marketing revenues	430	487	839
Income from equity method investments	118	110	78
Net gain on disposal of assets	109	1	166
Other income (loss)	9	(5)	3
Total revenues and other income	4,106	4,237	4,040
Costs and expenses:
Production	578	626	514
Marketing, including purchases from related parties	429	500	842
Other operating	111	122	92
Exploration	465	235	135
Depreciation, depletion and amortization	747	699	574
Impairments	38	100	262
Taxes other than income	84	70	68
General and administrative	174	204	159
Total costs and expenses	2,626	2,556	2,646
Income from operations	1,480	1,681	1,394
Net interest and other	(72)	(59)	(50)
Income from operations before income taxes	1,408	1,622	1,344
Provision for income taxes	1,025	1,300	927
Net income	$383	$322	$417
Adjusted net income (a)	$361	$388	$478
Adjustments for special items (net of taxes):
Unrealized gain (loss) on crude oil derivative instruments	(32)	5	—
Impairments	(10)	(64)	(167)
Net gain on dispositions	64	—	106
Pension settlement	—	(7)	—
Net income	$383	$322	$417
Per Share Data
Basic:
Net income	$0.54	$0.46	$0.59
Diluted:
Adjusted net income (a)	$0.51	$0.55	$0.67
Net income	$0.54	$0.45	$0.59
Weighted Average Shares:
Basic	708	707	706
Diluted	712	711	710
(a) Adjusted net income is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See above for further discussion of adjusted net income.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(in millions)	2013	2012	2012
Segment Income (Loss)
North America E&P	$(59)	$101	$104
International E&P	453	446	407
Oil Sands Mining	38	17	38
Segment income	432	564	549
Items not allocated to segments, net of income taxes:
Corporate and unallocated	(71)	(176)	(71)
Unrealized gain (loss) on crude oil derivative instruments	(32)	5	—
Impairments	(10)	(64)	(167)
Net gain on dispositions	64	—	106
Pension settlement	—	(7)	—
Net income	$383	$322	$417
Capital Expenditures (b)
North America E&P	$970	$1,101	$829
International E&P	225	271	138
Oil Sands Mining	45	52	52
Corporate	30	28	44
Total	$1,270	$1,452	$1,063
Exploration Expenses
North America E&P	$435	$195	$106
International E&P	30	40	29
Total	$465	$235	$135
Provision for Income Taxes
Current income taxes	981	1,483	949
Deferred income taxes	44	(183)	(22)
Total	$1,025	$1,300	$927
(b) Capital expenditures include changes in accruals.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2013	2012	2012
North America E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	141	133	90
Bakken	35	33	24
Eagle Ford	58	47	12
Anadarko Woodford	4	3	2
Other North America	44	50	52
Crude Oil and Condensate (mbbld)	121	117	83
Bakken	33	32	23
Eagle Ford	46	38	11
Anadarko Woodford	1	1	1
Other North America	41	46	48
Natural Gas Liquids (mbbld)	20	16	7
Bakken	2	1	1
Eagle Ford	12	9	1
Anadarko Woodford	3	2	1
Other North America	3	4	4
Natural Gas (mmcfd)	340	404	344
Bakken	13	10	9
Eagle Ford	83	72	13
Anadarko Woodford	51	39	17
Alaska	31	100	98
Other North America	162	183	207
International E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	180	191	149
Equatorial Guinea	37	33	35
Norway	79	79	90
United Kingdom	21	20	7
Libya	34	59	17
Other International	9	—	—
Natural Gas (mmcfd)	568	569	522
Equatorial Guinea	447	445	417
Norway	54	54	52
United Kingdom (c)	41	44	52
Libya	26	26	1
Oil Sands Mining - Net Sales Volumes
Synthetic Crude Oil (mbbld) (d)	51	48	44

Total Company - Net Sales Volumes (mboed)	523	535	427
Net Sales Volumes of Equity Method Investees (mtd)
LNG	6,787	6,327	6,291
Methanol	1,410	1,465	1,312
(c) Includes natural gas acquired for injection and subsequent resale of 11 mmcfd, 12 mmcfd and 14 mmcfd in first quarter of 2013, the fourth quarter of 2012 and the first quarter of 2012, respectively.
(d)  Includes blendstocks.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2013	2012	2012
North America E&P - Average Realizations (e)
Liquid Hydrocarbons ($ per bbl) (f)	$86.14	$83.20	$93.63
Bakken	88.60	79.97	87.04
Eagle Ford	88.06	85.69	99.88
Anadarko Woodford	51.05	49.43	53.37
Crude Oil and Condensate ($ per bbl)	$94.68	$89.92	$97.28
Bakken	91.22	81.78	88.15
Eagle Ford	103.78	99.21	106.02
Anadarko Woodford	90.52	88.14	97.91
Natural Gas Liquids ($ per bbl)	$35.48	$35.29	$51.55
Bakken	41.05	41.15	51.42
Eagle Ford	28.16	30.23	48.66
Anadarko Woodford	37.94	32.81	33.46
Natural Gas ($ per mcf)	$3.86	$4.39	$4.13
Bakken	3.61	3.50	3.73
Eagle Ford	3.35	3.38	2.81
Anadarko Woodford	3.67	3.39	3.41
Alaska	7.90	7.13	7.32
International E&P- Average Realizations (e)
Liquid Hydrocarbons ($ per bbl)	$107.68	$108.01	$113.55
Equatorial Guinea	65.89	58.12	68.97
Norway	117.13	114.64	124.68
United Kingdom	112.25	109.04	111.96
Libya	129.56	126.70	147.64
Other International	105.95	—	—
Natural Gas ($ per mcf)	$2.57	$2.46	$2.19
Equatorial Guinea (g)	0.24	0.24	0.24
Norway	14.00	12.74	10.53
United Kingdom	11.27	10.62	9.46
Libya	5.04	5.19	0.70
Oil Sands Mining - Average Realizations (e)
Synthetic Crude Oil ($ per bbl)	$79.98	$76.36	$90.88
(e)   Excludes gains or losses on derivative instruments.
(f)   Inclusion of realized gains (losses) on crude oil derivative instruments would have increased (decreased) North America E&P average liquid hydrocarbon realizations by ($0.37) per bbl for the first quarter of 2013 and $1.27 per bbl for the fourth quarter of 2012. There were no realized gains (losses) on crude oil derivative instruments in the first quarter of 2012.
(g)   Primarily represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and Equatorial Guinea LNG Holdings Limited, which are equity method investees. Marathon Oil includes its share of income from each of these equity method investees in the International E&P segment.